UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 717, Pittsburgh, PA 15230-0717		15230-0717
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed on the Current Report on Form 8-K filed December 19, 2011, Calgon Carbon Corporation (the “Company”) gave notice to C.H.S (Kees) Majoor, Executive Vice President – Europe and Asia, that pursuant to the terms of the Employment Agreement, dated December 21, 2000, by and between the Company and Mr. Majoor, as amended (the “Employment Agreement”) the Company was terminating the Employment Agreement. As also previously disclosed, the Company and Mr. Majoor have since been discussing alternatives.

On December 29, 2011, the Company and Mr. Majoor executed and delivered a certain Termination Agreement. Pursuant to the terms of the Termination Agreement, Mr. Majoor’s employment with the Company shall be terminated as of January 6, 2012. As required by the Employment Agreement, the Termination Agreement provides that the Company will pay Mr. Majoor severance compensation in lieu of notice and other compensation. Specifically, the Termination Agreement calls for the Company to pay Mr. Majoor €409,705.28 (approximately $529,000 USD) by December 31, 2011, which amount has been paid, and an additional €733,043.84 (approximately $946,000 USD) on or before January 31, 2012. The Termination Agreement also requires the Company to pay in January a lump sum amount to the Company’s Belgian defined benefit plan as required by the terms of that plan, as well as an amount to Mr. Majoor for gross departure vacation allowance as required by Belgian law and to pay employer social security taxes required by law. While all the amounts to be paid in January are not yet known, the Company currently estimates that the total cost to the Company of all its obligations under the Termination Agreement will be between approximately €1.7 million and €1.8 million ($2.2 million and $2.3 million). This total cost of terminating the Employment Agreement compares favorably to the Company’s estimate of approximately $2.7 million that was contained in the last year’s proxy statement primarily due to changes in the Belgian Claeys formula used to determine severance compensation and the success of the discussions between the parties.

The Termination Agreement contains standard terms for agreements of this type including requiring Mr. Majoor to: resign his position as a director of any of the Company’s subsidiaries; agree not to solicit employees of the Company or its affiliates for a one year period, and return all company property. The Termination Agreement also includes mutual releases and non-disparagement provisions.

The foregoing description of the Termination Agreement is qualified in its entirety by reference to the full and complete text of the English translation of the Termination Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Termination Agreement was executed between the parties in French.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being filed pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

10.1	English translation of the Termination Agreement, dated as of December 29, 2011, by and between Calgon Carbon Corporation, with its Belgian branch, Chemviron Carbon, and C.H.S. (Kees) Majoor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION (Registrant)

Date: January 3, 2012	/s/ Richard D. Rose
(Signature)
Richard D. Rose Senior Vice President, General Counsel and Secretary